Exhibit 2.3

PURCHASE AND SALE AGREEMENT

DOCUMENT DATE:

OCTOBER 9, 2003

BUYER:

RI TN 1, LLC, A DELAWARE LIMITED LIABILITY COMPANY,

RI TN 2, LLC, A DELAWARE LIMITED LIABILITY COMPANY,

RI GA 1, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND

CRESTNET 1, LLC, A DELAWARE LIMITED LIABILITY COMPANY

SELLER:

THE PANTRY, INC.,

A DELAWARE CORPORATION

PURCHASE AND SALE AGREEMENT

TABLE OF CONTENTS

1	PAYMENTS		1
2	CONVEYANCE OF MEMBERSHIP INTERESTS		2
3	CONDITIONS UNDER WHICH RI MAY TERMINATE THE AGREEMENT		2
	3.1	Approvals by RI	2
	3.2	Accuracy of Representations	3
	3.3	Environmental	3
	3.4	Leases	6
	3.5	Storage Tank Systems	7
	3.6	Extension of Closing Date	7
	3.7	Change in Conditions	7
	3.8	Failure of Conditions	7
	3.9	Ahold Agreement	7
4	CONDITIONS UNDER WHICH PANTRY MAY TERMINATE THE AGREEMENT		7
	4.1	Ahold Agreement	8
	4.2	Performance by RI	8
	4.3	Accuracy of Representations	8
	4.4	Payment of Purchase Price	8
	4.5	Leases	8
	4.6	Exxon’s Right of First Refusal	8
5	RI’S DELIVERIES TO TITLE COMPANY AND PANTRY		8
	5.1	Purchase Price	8
	5.2	Leases and Memorandum	8
	5.3	Failure to Deliver	9
6	PANTRY’S DELIVERIES TO TITLE COMPANY		9
	6.1	Membership Transfer Documents	9
	6.2	Leases, Memoranda	9
	6.3	Documents Needed to Close	9
	6.4	Satisfaction of Conditions under Ahold Agreement	9
7	THE CLOSING		9
	7.1	Date and Manner of Closing	9
	7.2	Early Funding	10
	7.3	Delay in Closing; Authority to Close	10
	7.4	Title Insurance Condition To Closing	10
8	PRORATION, COSTS AND EXPENSES		11
	8.1	Prorations and Apportionments	11
	8.2	Pantry’s Costs and Expenses	11
	8.3	RI’s Costs and Expenses	11
	8.4	Post-closing Payment of transfer taxes	11
9	DEFAULT		12
	9.1	Pantry’s Remedy	12
	9.2	RI’s Remedies	12

(i)

10	REPRESENTATIONS AND WARRANTIES OF PANTRY		12
	10.1	Authority of Pantry	13
	10.2	Space Leased to Third Parties	13
	10.3	Use and Operation	13
	10.4	Land Use Regulation	13
	10.5	Reports, Contracts and Other Documents	14
	10.6	Absence of Fraud and Misleading Statements	14
	10.7	Litigation	14
	10.8	Other Contracts to Convey	14
	10.9	Environmental Condition of Properties and Indemnity	14
	10.10	Property Tax Assessment	15
	10.11	Agreements Affecting the Properties	15
	10.12	Sales Information	15
	10.13	Confidentiality	15
	10.14	Survival	16
	10.15	No Broker	16
11	REPRESENTATIONS & WARRANTIES OF RI		16
	11.1	Authority of RI	16
	11.2	Absence of Fraud and Misleading Statements	16
	11.3	Litigation	16
	11.4	Financial Condition	16
	11.5	Survival	17
	11.6	No Broker	17
	11.7	Confidentiality	17
12	INDEMNIFICATION		17
	12.1	Indemnification by Pantry	17
	12.2	Indemnification by RI	17
13	LOSS BY FIRE OR OTHER CASUALTY; CONDEMNATION		18
	13.1	Damage or Destruction	18
	13.2	Condemnation	18
14	POSSESSION		19
15	NOTICES		19
16	GENERAL PROVISIONS		20
	16.1	Recitals	20
	16.2	Gender; Number	20
	16.3	Captions	20
	16.4	Exhibits	20
	16.5	Entire Agreement	20
	16.6	Modification	20
	16.7	Attorneys’ Fees	20
	16.8	Joint and Several Liability	21
	16.9	Governing Law	21
	16.10	Time of the Essence	21
	16.11	Severability	21
	16.12	Successors and Assigns	21
	16.13	Information Provided	21

(ii)

16.14	Drafting	21
16.15	No Agreement Until Accepted	21
16.16	Counterparts	23

EXHIBIT “A” – MEMBERSHIP INTERESTS

EXHIBIT “B” – LEASE AGREEMENT

EXHIBIT “C” – CLOSING CHECKLIST

EXHIBIT “D” – MINIMUM REQUIREMENTS FOR ALTA/ACSM LAND TITLE SURVEYS

EXHIBIT “E” – MEMBERSHIP TRANSFER DOCUMENTS

(iii)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), dated October 9, 2003 for reference purposes only, is made by and between THE PANTRY, INC., a Delaware corporation (“Pantry”), and RI TN 1, LLC, a Delaware limited liability company, RI TN 2, LLC, a Delaware limited liability company, RI GA 1, LLC, a Delaware limited liability company and CRESTNET 1, LLC, a Delaware limited liability company [the foregoing limited liability companies being referred to individually and collectively (as the context may require), “RI”], and is made with reference to the recitals set forth below.

RECITALS

A. Ahold Agreement. Pantry entered into that certain Purchase Agreement dated August 25, 2003 (“Ahold Agreement”) with Ahold Real Properties, LLC, Golden Gallon Holding, LLC, Golden Gallon-GA LLC (“GG-GA”), Golden Gallon TN LLC (“GG-TN”) (individually “Seller” or collectively “Sellers”) and Ahold USA, Inc., BI-LO, and BI-LO Brands. The Ahold Agreement provides that Pantry shall acquire from Sellers (i) all of the membership interests in the RE Holding LLCs and (ii) substantially all of the assets of GG-TN and GG-GA used in the Business.

B. Membership Interests. Pantry and RI have entered into this Agreement with the understanding that on the Closing Date, subject to the terms of the Ahold Agreement and this Agreement, Pantry will transfer to RI all of its right, title and interest in and to the membership interests in certain of the RE Holding LLCs, as more particularly set forth on Exhibit “A,” attached hereto and incorporated herein by this reference. As used hereafter in this Agreement, the term “Membership Interest(s)” shall mean the One Hundred Fourteen (114) Membership Interest(s) set forth on Exhibit “A.”

C. Purchase and Sale. Pantry desires to sell the Membership Interests upon the terms and conditions set forth herein, and RI desires to purchase such Membership Interests upon the terms and conditions set forth herein.

D. The Properties. The RE Holding LLCs each holds fee simple title to the real estate as more particularly shown on Exhibit “A” (each a “Property” or collectively the “Properties”). The Properties do not include the Storage Tank Systems located on each Property.

E. Leasehold Interest. Concurrently with the Closing, RI, as landlord, shall lease each of the Properties to Pantry, as tenant, pursuant to certain Lease Agreements (“Leases”), which Leases substantially shall be in the form of Exhibit “B,” attached hereto and incorporated herein by this reference.

F. Capitalized Terms. Unless otherwise defined herein capitalized terms shall have the meaning set forth in the Ahold Agreement.

1 PAYMENTS

At Closing, RI shall pay a total purchase price (“Purchase Price”) equal to NINETY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($94,500,000), subject to adjustment if RI determines not to purchase all of the Membership Interests as provided herein. The Purchase Price shall be delivered by RI by wire transfer (in accordance with the provisions of Section 7.2) to LANDAMERICA FINANCIAL GROUP, INC. (“Title Company”), in trust for the benefit of the transaction contemplated hereby (“Transaction”). The portion of the Purchase Price allocated to each of the Membership Interests (“Individual Purchase Price”) is listed on “Exhibit “A.” At Closing, Title Company shall disburse the Purchase Price (as may have been adjusted by the Individual Purchase Price of any Membership Interest not acquired by RI) as directed by Pantry and RI. If the Purchase Price, as adjusted, does not reach a minimum of NINETY MILLION DOLLARS ($90,000,000), Pantry shall have the right to terminate this Agreement; provided that, as a condition to Pantry’s right of termination, Pantry shall pay over to RI a sum equal to the lesser of Two Hundred Thousand Dollars ($200,000) or the actual and reasonable out of pocket expenses incurred by RI in connection with the Transaction, which sum shall be paid by Pantry within five (5) business days of receipt of a bill therefor.

2 CONVEYANCE OF MEMBERSHIP INTERESTS

At Closing, Pantry shall convey to RI free and unencumbered Membership Interests by execution and delivery of certificates of transfer in the form attached hereto as Exhibit “E” (“Membership Transfer Documents”) for the Membership Interests.

3 CONDITIONS UNDER WHICH RI MAY TERMINATE THE AGREEMENT

Except as hereinafter expressly stated to the contrary, RI may terminate this Agreement and refuse to close on the purchase of certain or all of the Membership Interests if RI is not satisfied with each of the following in its reasonable discretion:

3.1	Approvals by RI

RI’s receipt and approval for the Properties of the following prior to the Closing:

3.1.1	ALTA Commitments for Policy of Title Insurance. Pantry has or will cause the issuance of an ALTA commitment for policy of title insurance, together with endorsements (e.g., Survey, Access, Owner’s Comprehensive and such other endorsements as may be reasonably requested) required by RI (collectively, the “Required Endorsements”), and together with complete and legible copies of all encumbrances and liens of record (“Commitment”), with respect to each of the Properties to be forwarded to RI for approval. If no written disapproval of any items in the Commitments is received from RI on or before ten (10) business days after the later of delivery of the Commitment to RI or delivery of the respective As-built Survey (as defined in Section 3.1.2), the Commitment shall be deemed approved by RI (provided, in any event, the Commitment shall be deemed approved by RI upon Closing). RI shall not have the right to terminate this Agreement or to not fund the Purchase Price because any Commitment is not satisfactory to RI because the final As-built Survey with respect to the Property referenced in such Commitment has not been received and approved by the Title Company (as hereinafter defined).

3.1.2	As-built Surveys. Pantry has or will cause a survey of each of the Properties (“As-built Survey”), to be prepared by a licensed surveyor or civil engineer in sufficient detail to provide for the deletion of the survey exception from the Title

Policies, certified to Pantry, RI and Title Company conforming to the minimum requirements for ALTA/ACSM land title surveys set forth on Exhibit ”D,” attached hereto and made a part hereof, to be delivered to RI. If no written disapproval of the As-built Survey is received from RI on or before ten (10) business days after the later of delivery of the As-built Survey or the respective Commitment, the As-built Survey shall be deemed approved by RI (provided, in any event, the As-built Survey shall be deemed approved by RI upon Closing). Notwithstanding the foregoing, RI shall not have the right to terminate this Agreement or not to deliver the Purchase Price due to its dissatisfaction with any non-material aspect of the As-built Survey; provided, however, and notwithstanding anything contained herein to the contrary, after Closing Pantry shall continue to work with the firm preparing the objectionable As-built Survey to deliver an acceptable As-built Survey to RI, and such obligation shall survive the Closing.

3.1.3	Plans and Specifications. Pantry shall submit to RI copies of any as-built plans and specifications (“Plans & Specs”) it has in its possession or control in connection with the Properties. Pantry’s failure to deliver copies of Plans & Specs for any of the Properties shall constitute Pantry’s representation to RI that, to the best knowledge of Pantry, Pantry does not have such Plans & Specs in its possession or control with respect to such Properties. RI agrees that its dissatisfaction with any Plans & Specs delivered to RI shall not give RI the right to terminate this Agreement or not to deliver the Purchase Price.

3.1.4	Certificates of Occupancy. Pantry shall cause all certificates of occupancy (or their equivalents) (“Certificates of Occupancy”) it has in its possession or control to be delivered to RI for each of the Properties. Pantry’s failure to deliver Certificates of Occupancy for any of the Properties shall constitute Pantry’s representation to RI that, to the best knowledge of Pantry, Pantry does not have such Certificates of Occupancy in its possession or control.

3.1.5	Other Documents. Pantry shall cause all other documents listed on Exhibit “C” entitled “Closing Checklist” for the Properties to be delivered to RI.

3.2	Accuracy of Representations

All of Pantry’s representations and warranties contained in or made pursuant to this Agreement and in the Ahold Agreement and (to Pantry’s actual knowledge) Sellers’ representations and warranties in the Ahold Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, and Pantry shall have complied in all material respects with all of Pantry’s covenants and agreements contained in or made pursuant to this Agreement and the Ahold Agreement.

3.3	Environmental

3.3.1	RI’s satisfaction that there are no Environmental Concerns related to any of the Properties; where:

(a)	“Environmental Concerns” means the actual or reasonably suspected presence or Release of Hazardous Materials, Storage Tank Systems, and Environmental Claims as well as any instance of noncompliance with Environmental Standards or Environmental Laws, which (i) may reasonably give rise to material liability to RI under Environmental Standards and Environmental Laws or common law theories of recovery, or (ii) present material potential or actual restrictions on the use and development opportunities for a Property.

(b)	“Environmental Claims” means any and all actions, suits, demands, demand letters, claims, liens, notices of potential responsibility, noncompliance or violation, investigations or proceedings brought by any Person relating in any way to any Environmental Law or any Environmental Permit (hereafter “Claims”), including, without limitation, (a) any and all Claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials.

(c)	“Environmental Consultants” means the environmental consultants hired by Pantry and RI for their respective due diligence investigations and assessments of the Properties.

(d)	“Environmental Laws” means any and all federal, state or local laws (including common law), rules, orders, permits and approvals, regulations, statutes, ordinances, codes, guidelines properly enforced by Governmental Authorities, administrative orders, or requirements of any Governmental Authority regulating or imposing standards of liability, standards of conduct, or standards of remediation with respect to protection of public health, environmental media (including without limitation soil, surface water, ground water, stream sediment or air), and Storage Tank Systems, including, without limitation, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, and applicable state and local analogues, all as in effect on the date hereof and as amended hereafter.

(e)

“Environmental Reports” means any and all reports, findings, letters, and other communications from or between Sellers, Pantry, and RI and/or their respective consultants or engineers (including the Environmental Consultants and Remediation Consultant) describing, assessing, or making recommendations pertaining to the environmental conditions of, threats to, or Releases upon the Properties; the condition, compliance status, and Regulatory Closure of any Storage Tank Systems; the compliance status of any Release; the assessment, monitoring cleanup or remediation of any Release; the status of any review by Governmental Authorities of such Release or review or approval of any assessment, monitoring, cleanup or other remediation or Regulatory Closure of such Release; and any recovery from the Tank Funds.

(f)	“Environmental Standards” means cleanup and remediation standards. established by Governmental Authorities pursuant to Environmental Laws to achieve Regulatory Closure.

(g)	“Governmental Authorities” means federal, state, and local governmental entities having legal or regulatory jurisdiction over the Properties pursuant to Environmental Laws or other laws, rules, orders, regulations, permits, statutes, ordinances, codes, guidelines.

(h)	“Hazardous Material” means any and all substances, wastes, emissions, pollutants, and materials regulated or characterized as hazardous, extremely hazardous, restricted, toxic, special, biohazardous, or radioactive under any Environmental Law, or otherwise regulated under any Environmental Law or presenting a risk to human health or the environment, including but not limited to asbestos or asbestos-containing materials, oil and waste oil, petroleum and petroleum products (including without limitation, gasoline and diesel) and their wastes.

(i)	“Regulatory Closure” means the approval and acceptance by the proper Governmental Authority or Governmental Authorities of certain cleanup or remediation work at or offsite of a Property in connection with a Release, as evidenced by written letter or similar formal communication affirming such approval and acceptance, including but not limited to “case closure” or “no further action” letters or communications of similar import and finality; provided, however, that any requirements for additional work set forth in any such communication as a condition of such approval and acceptance shall first have been first satisfied in full and confirmed in writing by the applicable Governmental Authority evidencing such satisfaction before Regulatory Closure is deemed to occur.

(j)	“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material upon or into the soils, groundwater, surface water, air, wetlands or any other environmental media, drains, sewers or improved surface or buildings.

(k)	“Remediation Consultant” means the consultant(s) or contractor(s) hired by any of the Sellers, RE Holding LLCs, or Pantry to perform any monitoring, assessment, cleanup or other remediation of any Release affecting a Property.

(l)	“Storage Tank System” means a complex of one or more underground or aboveground storage tanks and their associated underground, above ground, and/or connected piping and related pumping, mechanical, control and detection equipment.

3.3.2	Satisfaction of RI with the thoroughness and sufficiency of all Environmental Report(s), which satisfaction may, without limiting the generality of the foregoing, be conditioned upon RI’s satisfaction (i) that the Environmental Reports, when viewed collectively, constitute all appropriate inquiry and are compliant with current ASTM standard E 1927-2000 for conducting and reporting environmental site assessments; (ii) with the Environmental Consultants; provided, however, SEI, ESC and S&ME are deemed satisfactory; (iii) with the insurance coverages of the Environmental Consultants; (iv) with RI’s ability to deal directly with the Environmental Consultants; and (v) that it has received a reliance letter or letters for RI’s benefit from Environmental Consultants as to any Environmental Reports prepared by such Environmental Consultants.

3.3.3	Satisfaction of RI with the Remediation Consultant, which may be conditioned upon RI being named as an additional insured to the Remediation Consultant’s commercial general liability policy of insurance and RI’s approval of the terms of any pending contracts with the Remediation Consultant.

3.3.4	Satisfaction of RI with the sufficiency and terms of coverage under the Georgia UST Policy and the availability to access the Tank Funds to cover costs of addressing a Release.

3.3.5	Naming of RI as an additional insured under Pantry’s environmental insurance policies for all Georgia Properties to be owned by RI upon Closing.

3.3.6	RI’s ability to add the Properties to its existing pollution and remediation legal liability policy without additional or new exclusions or limitations in coverage; provided, however, if RI has not received confirmation as of the Closing that no additional or new exclusions or limitations in coverage will be imposed by its carrier, this condition shall be deemed satisfied as of the Closing.

3.3.7	RI, in making its determination of satisfaction that there are no Environmental Concerns, shall take into account access of the Georgia UST Policy and the Tank Funds.

3.3.8	RI will use diligent efforts to promptly review all documents and information provided pursuant to this Section 3.3, and shall notify Pantry as soon as practicable as to any points of dissatisfaction with respect to any material matters associated with such documents and information.

3.4	Leases

Execution by RI, as landlord, and Pantry, as tenant, of the Leases with respect to the Properties.

3.5	Storage Tank Systems

At Closing all Storage Tank Systems will be owned by Pantry, and all such Storage Tank Systems are the personal property of Pantry and have not become fixtures to the real estate.

3.6	Extension of Closing Date.

Pantry shall use its reasonable efforts to obtain an extension of the Closing Date under the Ahold Agreement as may be necessary or desirable in order for Pantry to fulfill its obligations hereunder. RI acknowledges that the Ahold Agreement does not provide for an extension of the Closing Date and thus Pantry may not be able to obtain any such extension.

3.7	Change in Conditions

If any of the conditions in Section 3 materially change after having been satisfied or waived by RI and before the transaction contemplated herein is closed, then such condition(s) shall be reinstated as if having never been satisfied or waived by RI; provided, that except as otherwise set forth herein, upon Closing all such conditions shall be deemed fully satisfied and irrevocably waived by RI.

3.8	Failure of Conditions

3.8.1	The foregoing conditions contained in this Section 3 are intended solely for the benefit of RI. If any of the foregoing conditions are not satisfied or approved by RI, RI shall have the right at its sole election either (i) to waive the condition in question and proceed with the purchase of the Membership Interests pursuant to all of the other terms of this Agreement, or (ii) to terminate this Agreement; provided, however, that as a precondition to RI’s election to terminate this Agreement, RI and Pantry shall first use reasonable good faith efforts to agree on a modification of this Agreement such that those of the Properties on which conditions are not satisfied would be deleted from the schedule of Membership Interests subject to this Agreement, and the Purchase Price reduced by the amount of the Individual Purchase Price of such deleted Membership Interest(s).

3.8.2	By written agreement of RI and Pantry, and provided a similar extension of the Closing Date under the Ahold Agreement is agreed to by the Sellers, the Closing may be extended for a reasonable time if required to allow the conditions contained in this Section 3 to be satisfied, provided that RI’s rights to waive such condition or terminate this Agreement as provided in Section 3.8.1 shall again be applicable upon the expiration of the period of any extension if all such conditions have not then been satisfied.

3.9	Ahold Agreement

The	simultaneous closing of all transactions contemplated by the Ahold Agreement by Pantry.

4 CONDITIONS UNDER WHICH PANTRY MAY TERMINATE THE AGREEMENT

Pantry may terminate this Agreement if it is not satisfied with each of the following:

4.1	Ahold Agreement

The simultaneous closing of all transactions contemplated in the Ahold Agreement does not take place.

4.2	Performance by RI

Timely performance of each obligation, covenant, and delivery required of RI.

4.3	Accuracy of Representations

All of RI’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at the Closing, and RI shall have complied in all material respects with all of RI’s covenants and agreements contained in or made pursuant to this Agreement.

4.4	Payment of Purchase Price

Payment of the Purchase Price at the Closing in the manner provided in this Agreement.

4.5	Leases

Execution by RI, as landlord, and Pantry, as tenant, of the Leases with respect to the Properties.

4.6	Exxon’s Right of First Refusal

The parties acknowledge and agree that Exxon Mobil Corporation (“Exxon”) has a right of first refusal (“Right of First Refusal”) with respect to the transaction that is the subject of the Ahold Agreement, and that if Exxon exercised its Right of First Refusal, either party shall have the right to terminate this Agreement as a result, provided that, in the event of such termination, Pantry shall pay over to RI a sum equal to the lesser of One Hundred Fifty Thousand Dollars ($150,000) or the actual and reasonable out of pocket expenses incurred by RI in connection with the Transaction, which sum shall be paid by Pantry within five (5) business days of receipt of a bill therefor.

5 RI’S DELIVERIES TO TITLE COMPANY AND PANTRY

5.1	Purchase Price

On or before the Funding Date (as hereinafter defined), RI shall deliver to Title Company the Purchase Price in good, immediately available funds, as set forth in Section 1, less or plus the adjustments, if any, made pursuant to Section 8. Title Company shall deposit the Purchase Price in an interest bearing trust account for the benefit of this Transaction.

5.2	Leases and Memorandum

On or before the Scheduled Closing Date (as hereinafter defined), RI shall deliver to Pantry the Leases for the Properties executed by RI. On or before the Scheduled Closing Date, RI shall deliver to Title Company, a memorandum of lease (“Memorandum”) for each of the Properties executed and acknowledged by RI (to the extent Pantry desires to record same for any or all of the Properties), which Memorandum may be recorded by Title Company at the expense of Pantry upon Closing.

5.3	Failure to Deliver

The failure of RI to make any required delivery within the specified time shall constitute a material breach by RI.

6 PANTRY’S DELIVERIES TO TITLE COMPANY

6.1	Membership Transfer Documents

On or before the Scheduled Closing Date, Pantry shall deliver to Title Company the Membership Transfer Documents, executed and acknowledged by Pantry and otherwise in the form of Exhibit “E” or as provided in the Ahold Agreement, for the transfer of the free and unencumbered Membership Interests.

6.2	Leases, Memoranda

On or before the Scheduled Closing Date, Pantry shall deliver to RI, the Leases for the Properties executed by Pantry. In addition, on or before the Scheduled Closing Date, Pantry shall deliver to Title Company, the Memorandum executed and acknowledged by Pantry to the extent Pantry desires to record same for any or all of the Properties.

6.3	Documents Needed to Close

On or before the Scheduled Closing Date, Pantry shall deliver to RI each and every document described in Section 3, subject to RI’s right to waive delivery for any of the Properties.

6.4	Satisfaction of Conditions under Ahold Agreement

On or before the Scheduled Closing Date, Pantry shall deliver to RI a statement in writing indicating that all of the conditions to the obligations of Pantry to effect the Closing under the Ahold Agreement have been satisfied or waived in writing or will be satisfied or waived upon completion of the Closing. To the extent any conditions were waived, Pantry also shall deliver a copy of such waiver to RI.

7 THE CLOSING

7.1	Date and Manner of Closing

Title Company is authorized to close on the Transaction (“Closing”) on or before the Closing Date set forth in the Ahold Agreement or such other date as may be mutually agreeable to the parties (“Scheduled Closing Date”), provided that all of the conditions to RI’s obligation to close hereunder, all of the conditions to Pantry’s obligation to close hereunder and under the Ahold Agreement, and all of the obligations of Sellers to close under the Ahold Agreement have been either satisfied or waived. Notwithstanding the foregoing, in the event the Closing has not occurred on or before December 31, 2003, RI shall have the right to terminate this Agreement, and upon such termination both parties shall be released from their respective obligations and liabilities hereunder, subject to any liabilities or obligations that survive termination pursuant to the express term hereof. The Transaction shall be deemed closed when (i) Title Company is irrevocably committed to issuing the Title Policies as provided in Section 7.4; and (ii) all funds and documents required to be delivered to Title Company pursuant to this Agreement have been delivered.

7.2	Early Funding

The Scheduled Closing Date shall be as set forth above; provided, however, RI shall deliver the funds (“Funds”) required to be delivered pursuant to this Agreement at least two (2) business days prior to the Scheduled Closing Date (“Funding Date”) by wire transfer of good, immediately available funds to Title Company’s account. Title Company shall deposit the Funds in an interest bearing trust account for the benefit of the Transaction and, subject to payment of the Overnight Interest as set forth below, Pantry shall be entitled to all interest earned on the Funds earned while held in Title Agent’s account.

In the event escrow closes on the Scheduled Closing Date, Title Company shall disburse the Funds pursuant to Pantry’s and RI’s instructions; provided, however, RI shall receive a credit equal to RI’s actual cost of funds, calculated for the actual number of days between the Funding Date and the Base Term Commencement Date (as such term is defined in the Leases), on the Funds at the rate of two point five percent (2.5%) annualized (“Overnight Interest”) in consideration for RI delivering the Funds to Escrow Agent on the Funding Date.

Unless instructed otherwise by RI, in the event the Transaction does not close on the Scheduled Closing Date, (i) Title Company immediately shall return the Funds to RI via wire transfer to RI’s bank account prior to 2:00 p.m. Pacific Time on the first business day following the Scheduled Closing Date; and (ii) Pantry shall pay to RI (or credit RI at the Closing) a sum equal to the Overnight Interest for the actual number of days the Funds were held in Title Company’s account for the benefit of the Transaction; and (iii) the Transaction shall proceed pursuant to Section 7.3.

7.3	Delay in Closing; Authority to Close

If the Transaction has not closed on or before the Scheduled Closing Date and if the Ahold Agreement has not been terminated, the Transaction will nevertheless close when all conditions have been satisfied or waived, notwithstanding that one or more of such conditions was not timely performed, unless after the Scheduled Closing Date, and prior to the close of the delayed Transaction, Title Company receives a written notice from either RI or Pantry that this Agreement has been terminated by such party pursuant to the terms hereof. Neither (i) the exercise of the right of termination, (ii) delay in the exercise of the right of termination, nor (iii) the return of monies and documents, shall affect the right of the party giving notice of termination to pursue legal or equitable remedies for the other party’s breach of this Agreement pursuant to Section 9. Nor shall (i) the giving of such notice, (ii) the failure to object to termination of the Transaction, or (iii) the return of monies and documents affect the right of the other party to pursue legal or equitable remedies for the breach of the party who gives notice.

7.4	Title Insurance Condition To Closing

Subject to the provisions of Section 3.1.1 and 3.1.2, at the Closing RI shall receive from Title Company, pro forma Owner’s Policies of Title Insurance (together with the Required Endorsements, the “Title Policies”) with liability in the full amount of the Individual Purchase Price insuring fee simple title to each of the Properties owned by the applicable RE Holding LLCs, subject only to exceptions approved by RI as provided in Section 3.1.1; provided, however, the failure of As built Surveys to be satisfactory to RI due to non-material defects and for a consequent exception (i.e., non-material defects) for matters of survey to appear in the Title

Policies or to not have been removed from the Commitments delivered to RI before Closing shall not be a condition precedent to Closing or obligations hereunder. Indemnification of the Title Company to induce it to insure any otherwise non-permitted exception to title shall not be allowed except with the prior written consent of RI after full disclosure to RI of the nature and substance of such exception and indemnity. Subject to the provisions of Section 3.1.1, the Title Policies shall provide survey coverage and shall provide full coverage against mechanics’ and materialmen’s liens arising out of the construction, repair or alteration of any of improvements located on the Properties.

8 PRORATION, COSTS AND EXPENSES

8.1	Prorations and Apportionments

Contemporaneously with the Closing, Pantry will lease the Properties from RI. To the extent there are any matters to be prorated, e.g., real property taxes, any and all such prorations shall be made as between Pantry and Sellers.

Monthly rent payable by the “Tenant” under the Leases shall be prorated in accordance with the terms of the Leases, and shall be paid by Pantry at the Closing for the period commencing on the Closing and ending on the last day of the month in which the Closing occurs. In addition, if the Closing occurs on or after the twentieth (20th) day of the month, Pantry also shall pay the monthly rent payable by Tenant under the Leases for the immediately succeeding calendar month.

8.2	Pantry’s Costs and Expenses

Pantry shall pay for the cost of procuring and delivering the aerial photographs, Title Policies, As-built Surveys, Limited Phase I Environmental Reports (but not the cost of the upgrading such reports as set forth in Section 8.3), documentary or other transfer taxes (if any) applicable to the Transaction, recording fees and (except as otherwise agreed by RI and Pantry) all other costs and charges associated with the Transaction, and Pantry’s own attorneys’ fees. Pantry covenants and agrees to timely pay all costs and expenses of the Transaction, including all service providers engaged in connection with the Transaction, as set forth in this Section 8.2 outside of the Closing, and such obligation shall survive the Closing. Pantry further agrees to provide Title Company with documentation (e.g., affidavit, indemnification) regarding payment of service providers engaged in connection with the Transaction to the extent necessary for Title Company to issue the Title Policies without exception for liens of same.

8.3	RI’s Costs and Expenses

RI shall pay the cost of upgrading the Limited Phase I Environmental Reports prepared by SEI to minimum ASTM standards, forming and qualifying the RI entities, and RI’s own attorneys’ fees.

8.4	Post-closing Payment of transfer taxes

In the event all or a portion of the Transaction is not exempted from transfer taxes, and Pantry and/or RI becomes responsible for payment of certain or all of the transfer taxes (whether at or after the Closing), then any such transfer taxes shall be paid by Pantry. Pantry shall not be liable for the cost of maintaining the registrations in the state of formation or qualification for any of the RI entities after Closing. The provisions of this Section shall survive the Closing.

9 DEFAULT

9.1	Pantry’s Remedy

If RI fails to close on the purchase of the Membership Interests by reason of any default by RI, Pantry shall be released from any further obligations and shall be entitled to the following:

INSOFAR AS IT WOULD BE EXTREMELY IMPRACTICABLE AND DIFFICULT TO ESTIMATE THE DAMAGE AND HARM WHICH PANTRY WOULD SUFFER IN THE EVENT RI DEFAULTS AND FAILS TO CLOSE ON THE PURCHASE OF THE MEMBERSHIP INTERESTS, AND INSOFAR AS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT PANTRY WOULD SUFFER IN THE EVENT OF RI’S DEFAULT AND FAILURE TO CLOSE ON THE PURCHASE OF THE MEMBERSHIP INTERESTS IS THE SUM OF ONE MILLION DOLLARS ($1,000,000), PANTRY SHALL BE ENTITLED TO THE SUM OF ONE MILLION DOLLARS ($1,000,000) AS AND FOR PANTRY’S SOLE REMEDY FOR DAMAGES ARISING FROM RI’S FAILURE TO CLOSE ON THE PURCHASE OF THE MEMBERSHIP INTERESTS IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. BY PLACING THEIR INITIALS BELOW, THE PARTIES ARE CONFIRMING THE ACCURACY OF THE STATEMENTS SET FORTH ABOVE.

/s/ MRP, RGC	/s/ SJF
RI	Pantry

9.2	RI’s Remedies

In the event the Transaction fails to close on account of Pantry’s fault, RI shall be entitled to such remedies for breach of contract as may be available under applicable law, including, without limitation, the remedy of specific performance. RI’s claim for damages, if any, shall not exceed the actual expenditures incurred by RI in connection with the Transaction, or ONE MILLION DOLLARS ($1,000,000), whichever is less.

10 REPRESENTATIONS AND WARRANTIES OF PANTRY

The following representations and warranties by Pantry are now and shall, at the Closing, be materially true and correct. If during the period between the execution of this Agreement and the Closing, Pantry learns that any of the following representations and warranties have ceased to be true, Pantry covenants to give notice thereof to RI immediately.

10.1	Authority of Pantry

Pantry is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and, has the authority to enter into this Agreement and lease the Properties. This Agreement and all documents executed by Pantry which are to be delivered to RI are, or at the time of the Closing will be, duly authorized, executed, and delivered by Pantry and, to the best knowledge of Pantry, do not, and at the time of the Closing will not, violate any provisions of any agreement or judicial order to which Pantry is a party or to which Pantry or the Properties or the applicable RE Holding LLCs are subject.

10.2	Space Leased to Third Parties

To Pantry’s actual knowledge based solely on the representations, warranties and covenants of the Sellers in the Ahold Agreement and its own due diligence, including, without limitation, review of the Commitments, there are no existing leases affecting the Properties that will survive the Closing, except to the extent of certain space leases, complete copies of which have been or will be provided to RI (the “Space Leases”). The Space Leases shall be deemed subleases under the Leases to be executed by RI and Pantry at Closing. In no event shall Pantry’s delivery of the Space Leases to RI as provided herein be deemed to constitute RI’s approval of the leases. Pantry shall use diligent efforts to obtain written acknowledgments (“Acknowledgements”) from the lessee under any Space Lease having a remaining term, including all unexercised options, of twenty-four (24) months or more, confirming that: (i) such lease, from and after the Closing, shall be deemed a sublease between Pantry, as sublandlord, and the lessee there under, as subtenant; (ii) the said sublease shall be, in all respects, subject and subordinate to the Lease, as the same may be amended; (iii) RI, as landlord under the Lease, shall have no direct liability, responsibility, or obligation to the subtenant, it being understood that Pantry, as sublandlord, shall be solely responsible for any duties required of a landlord under the sublease from Pantry to the subtenant; and (iv) the term of the sublease, including extensions, if any, does not extend beyond the expiration date of the primary term of the Lease. If, despite its diligent efforts, Pantry fails to deliver the sublessee’s written acknowledgment as described above, such failure shall not be a default by Pantry hereunder and RI, shall not have the right to terminate this Agreement as to the applicable Property and shall proceed to Closing. In any event, Pantry hereby indemnifies, defends, and holds RI harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, attorneys’ fees) which arise as a result of the Space Leases. The indemnification of RI by Pantry shall survive the Closing.

10.3	Use and Operation

Except as disclosed in the Ahold Agreement or in writing to RI, Pantry knows of no facts which would prevent Pantry from using and operating the Properties pursuant to the Leases after the Closing in substantially the same manner in which the Properties have been used and operated prior to the date of this Agreement.

10.4	Land Use Regulation

Except as disclosed in the Ahold Agreement or the Commitments or in writing to RI, Pantry has no actual knowledge of any condemnation, zoning or other land use regulation proceedings instituted, or of any special assessment proceedings affecting the Properties which could materially and detrimentally affect the use or operation of the Properties or the value of the Properties.

10.5	Reports, Contracts and Other Documents

To the actual knowledge of Pantry, the contracts or other documents delivered to RI by or on behalf of Pantry pursuant to this Agreement are true and correct copies thereof.

10.6	Absence of Fraud and Misleading Statements

To the knowledge of Pantry, no representation, warranty, or statement of Pantry in this Agreement or, to the actual knowledge of Pantry, in any document, certificate, or schedule furnished to RI by or on behalf of Pantry pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements of facts therein not misleading. To the actual knowledge of Pantry, as of the execution of this Agreement and as of the Closing, no representation, warranty or statement of Sellers in the Ahold Agreement or in any document, certificate or schedule furnished in connection with the Ahold Agreement, contains any material misstatements of facts, errors, inaccuracies or omissions. Pantry acknowledges and agrees that to the extent any of the representations, warranties or statements of Sellers in the Ahold Agreement or in any document, certificate or schedule furnished in connection with the Ahold Agreement are untrue, erroneous, inaccurate or misleading, Pantry, and not RI, shall be responsible for effects of same.

10.7	Litigation

Except as disclosed in the Ahold Agreement and to the actual knowledge of Pantry, there is no litigation or Governmental Authority administrative enforcement action, pending or threatened, against Pantry or any basis therefor that might materially and detrimentally affect the use or operation of the Properties for their intended purpose or the value of the Properties, or adversely affect the ability of Pantry to perform its obligations under this Agreement.

10.8	Other Contracts to Convey

Pantry has not committed nor obligated itself in any manner whatsoever to sell the Membership Interests to any party other than RI. Pantry has not hypothecated or assigned any rents or income from the Properties in any manner. Pantry has or will collaterally assign its interest in the Ahold Agreement to its lenders.

10.9	Environmental Condition of Properties and Indemnity

Pantry covenants it has disclosed to RI in writing all material Environmental Reports and other material information in Pantry’s possession or control that relate to the environmental condition of the Properties. The parties hereto expressly understand and acknowledge that Pantry has provided certain information to RI to assist RI in making such approvals as contemplated in this paragraph and that RI has relied in good faith upon such information. Pantry hereby covenants and warrants that, to the best of its actual knowledge and belief (without any independent inquiry or investigation with respect to such information prepared by third parties, there are no material misstatements of facts, errors, or omissions in such information provided to RI that would, if instead properly presented, corrected or included in such information, demonstrate or indicate an Environmental Concern. Pantry hereby further covenants and warrants that it shall, upon Closing, make all necessary filings and prepare all necessary documents in a timely manner (i) for all Storage Tank Systems to ensure transfer of applicable tank registration or certifications and compliance with financial responsibility requirements under Environmental Law, naming Pantry as owner and operator of such Storage Tank Systems and (ii) to obtain all transfers or re-issuances of environmental permits for the Properties as required under Environmental Law, naming Pantry as the permittee. (Where cooperation of RI is necessary to effect such transfers or re-issuances of permits, RI shall provide such cooperation, but shall in any event not be a permittee or co-permittee unless required under Environmental Law and all reasonable expenses, fees, charges, and financial assurances for such permits and their subsequent renewals shall be the sole responsibility of Pantry.) Pantry shall, irrespective of the availability of coverage under the Georgia UST Policy, or access to the Tank Funds, indemnify, defend, and hold RI and its members harmless from any and all claims, judgments, damages, penalties, fines, costs, financial assurances, liabilities, liens or losses (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultation fees and expert fees) which may arise in connection with any Environmental Concerns and any other environmental condition, instance of noncompliance, or liability associated with the Properties and Storage Tank Systems, including, without limitation, Storage Tank Systems and the existence of Hazardous Materials on, under, about or emanating from the Properties, except as to Hazardous Materials present on a Property or emanating from a Property before Closing and for which no remedial action is required under Environmental Law. This indemnification of RI and its members by Pantry also includes, without limitation, costs incurred in connection with any investigation or site conditions or any cleanup, remedial, removal, or restoration work required by any Governmental Authority and any mechanics or materialmen liens placed upon the any Property in connection with any work upon any Storage Tank System or any assessment, monitoring, cleanup, or other remediation of any Release.

10.10 Property Tax Assessment

Pantry does not know of any special assessments levied against the Properties except as appear on the last available tax statement or as appear in the Commitments or in the Title Policies accepted by RI. Notwithstanding any other provision of this Agreement to the contrary, if RI or its members shall become liable after the Closing for payment of any property taxes assessed against the Properties for any period of time prior to the Closing, Pantry shall immediately pay to RI on demand an amount equal to such tax assessment.

10.11 Agreements Affecting the Properties

Except as otherwise disclosed to RI in writing, to Pantry’s knowledge, at the Closing there will be no leases (other than the Leases and the Space Leases), easements, encumbrances, or other agreements affecting the Properties except as shown in the Commitments for the Properties or in the Title Policies accepted by RI.

10.12 Sales Information

Pantry’s investigation of the sales information in connection with the Properties has not disclosed any information that indicates that the sales information provided to RI by or on behalf of Pantry with respect to the Properties, including without limitation, store level sales information, is not substantially accurate and correct in all material respects.

10.13 Confidentiality

Except as hereinafter provided, Pantry shall hold as confidential all information concerning RI and this Transaction. Except as may be reasonably necessary in connection with the Transaction, Pantry shall not release any such information to third parties without RI’s prior written consent, except pursuant to a court order requiring such release or as otherwise may be required by law or except as may be required in connection with Pantry’s financing of the Transaction or except as may be required in the course of Pantry’s conduct of its due diligence investigation of the Properties. RI acknowledges and consents to the prior disclosure of information concerning RI and this Transaction to the Sellers and Pantry’s lenders, accountants, counsel, environmental consultants and insurance broker.

10.14 Survival

The representations, covenants, warranties and indemnifications by Pantry contained herein shall survive Closing for a period of one (1) year from the Closing; provided, however, notwithstanding the foregoing, the representations, covenants, warranties and indemnifications by Pantry contained in Section 10.6 shall survive Closing for an indefinite period.

10.15 No Broker

Pantry warrants to RI that there are no brokerage commissions or finder’s fees payable as a result of the Agreement or the Closing arising out of any agreements with Pantry or actions of Pantry. Pantry shall indemnify and hold harmless RI and its members from any claims, costs, damages, or liability arising from the inaccuracy of the foregoing representation and warranty.

11 REPRESENTATIONS & WARRANTIES OF RI

RI hereby represents and warrants to Pantry as follows:

11.1 Authority of RI

Each of the RI entities is a limited liability company duly organized and validly existing under the laws of the State of Delaware. This Agreement and all documents executed by RI which are to be delivered to Pantry at the Closing are, or at the time of Closing will be, duly authorized, executed, and delivered by RI, and are, or at the Closing will be, legal, valid, and binding obligations of RI, and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial order to which RI is a party or to which it is subject.

11.2 Absence of Fraud and Misleading Statements

To the knowledge of RI, no representation, warranty, or statement of RI in this Agreement or in any document, certificate, or schedule furnished or to be furnished to Pantry pursuant thereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts not misleading.

11.3 Litigation

There is no litigation pending or, to RI’s knowledge, threatened, against RI or any basis therefore before any court or administrative agency that might adversely affect the ability of RI to perform its obligations under this Agreement.

11.4 Financial Condition

RI has adequate financial resources to make timely payment of all sums due from RI hereunder and to perform all of its obligations hereunder.

11.5	Survival

The representations, covenants and warranties by RI contained herein shall survive Closing for a period of one (1) year.

11.6	No Broker

RI warrants to Pantry that there are no brokerage commissions or finder’s fees payable as a result of the Agreement or the Closing arising out of any agreements with RI or actions of RI. RI shall indemnify and hold harmless Pantry from any claims, costs, damages, or liability arising from the inaccuracy of the foregoing representation and warranty.

11.7	Confidentiality

Except as hereinafter provided, RI shall hold as confidential all information concerning Pantry and this Transaction. Except as may be reasonably necessary in connection with the Transaction, RI shall not release any such information to third parties other than RI’s legal counsel and environmental consultants without Pantry’s prior written consent, except pursuant to a court order requiring such release or as otherwise may be required by law or except as may be required in connection with financing of the Transaction or except as may be required in the course of RI’s conduct of its due diligence investigation of the Properties. Pantry acknowledges and consents to the prior disclosure of information concerning Pantry and this Transaction to RI’s lenders, accountants, counsel, environmental consultants and insurance broker.

12 INDEMNIFICATION

12.1	Indemnification by Pantry

Subject to the provisions of Section 10.14, as a matter surviving Closing for a period of one (1) year, Pantry shall indemnify and hold RI and its members harmless from and against any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages, and losses, including, without limitation, reasonable attorneys’ fees and costs, suffered such other party as a direct or indirect result of any misrepresentation, breach of warranty, or breach of covenant made by such indemnifying party pursuant to this Agreement or in any document, certificate or exhibit prepared by Pantry and given or delivered pursuant to or in connection with this Agreement. Subject to the provisions of Section 10.14, upon expiration of the period of indemnification under this Section 12.1, all indemnification and other obligations of Pantry hereunder shall merge into and become a part of the Leases and RI shall look solely to the express terms of the Leases for Pantry’s obligations to RI.

12.2	Indemnification by RI

As a matter surviving Closing for a period of one (1) year, RI shall indemnify and hold Pantry harmless from and against any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages, and losses, including, without limitation, reasonable attorneys’ fees and costs, suffered such other party as a direct or indirect result of any misrepresentation, breach of warranty, or breach of covenant made by such indemnifying party pursuant to this Agreement or in any document, certificate or exhibit prepared by RI and given or delivered pursuant to or in connection with this Agreement.

13 LOSS BY FIRE OR OTHER CASUALTY; CONDEMNATION

13.1	Damage or Destruction

In the event that any of the land or improvements on the Properties are damaged or destroyed by fire or other casualty or in the event of newly occurring or discovered contamination from a Release prior to the Closing, then Pantry may terminate this Agreement with respect to the sale of the Membership Interest in the RE Holding LLC owning such damaged or destroyed or contaminated Property, or may offer and agree to cause the restoration and repair of such damage or the assessment and remediation of any such Release to the extent required under applicable Environmental Law and Governmental Authorities having jurisdiction, either before or after the Closing. Termination shall be by written notice to RI within five (5) days after the occurrence of the damage or destruction or the discovery of the Release, in which case this Agreement shall terminate as to the Membership Interest in the RE Holding LLC owning the affected Property, and the parties shall proceed with the purchase and sale of the balance of the Membership Interests pursuant to the terms of this Agreement. RI shall have no obligation to accept Pantry’s offer and agreement to restore or repair such damage if such restoration and repair would cause the Scheduled Closing Date to be extended, or if newly occurring or discovered contamination from a Release on the affected Property constitutes an Environmental Concern, in which event RI shall have the right to terminate this Agreement as to the Membership Interest in the RE Holding LLC owning the affected Property. Pantry shall pay all costs, if any, that may arise as a result of terminating this Agreement under this Section.

13.2	Condemnation

With the exception of those matters termed “Governmental Proceedings Affecting the Real Property” set forth on Schedule 3.8 of the Disclosure Schedules to the Ahold Agreement, in the event that prior to the Closing a governmental entity shall commence any new condemnation or eminent domain proceeding (“Condemnation”) to take any portion of the Properties, RI shall have the option to make either of the following elections:

13.2.1	Terminate this Agreement as to the Membership Interest in the Re Holding LLC owning the affected Property by written notice to Pantry within five (5) days of its receiving notice of such Condemnation and proceed with the purchase and sale of the balance of the Membership Interest pursuant to the terms of this Agreement; provided, however, RI may only exercise such right of termination if the Condemnation reasonably could be expected to materially adversely affect the Property; or

13.2.2	Proceed with the Transaction in which case the Purchase Price shall not be reduced and RI shall be entitled to the net award and Pantry shall assign and transfer to RI all right, title, and interest in and to any awards, which awards shall be allocated between RI and Pantry in the manner generally set forth in the Lease for the Property.

With respect to those matters termed “Governmental Proceedings Affecting the Real Property” as set forth on Schedule 3.8 of the Disclosure Schedules to the Ahold Agreement, the parties hereto agree that, notwithstanding anything contained in the Ahold Agreement to the contrary, including, without limitation, the Bill of Sale attached to the Ahold Agreement as Exhibit “C”, all condemnation awards disbursed or paid over in connection with matters set forth on Schedule 3.8 shall be handled and allocated between RI and Pantry in the manner generally set forth in the Lease for the Property. The provisions of this Section 13.2 shall survive the Closing.

14 POSSESSION

Possession of the Properties shall be with RI at the Closing, subject to the Leases.

15 NOTICES

All notices, requests, or demands herein provided to be given or made, or which may be given or made by either party to the other, shall be given or made only in writing and shall be deemed to have been duly given: (i) when delivered personally at the address set forth below, or to any agent of the party to whom notice is being given, or (ii) on the date delivered when sent via Overnight Mail, properly addressed and postage prepaid, or (iii) on the date sent via facsimile transmission, or (iv) seventy-two (72) hours after the time the same is deposited in the United States mail, properly addressed and first class postage prepaid, return receipt requested. The proper address to which notices, requests, or demands may be given or made by either party shall be the address set forth at the end of this Section or to such other address or to such other person as any party shall designate. Such address may be changed by written notice given to the other party in accordance to this Section.

If to RI:

RI TN 1, LLC, RI TN 2, LLC, RI GA 1, LLC, and CRESTNET 1, LLC

c/o REALTY INCOME CORPORATION

Attn: Legal Department

220 West Crest Street

Escondido, CA 92025-1707

(760) 741-2111

(760) 741-8674 (Fax number)

If to Pantry:

THE PANTRY, INC.

Attn: Don J. Davis, Director of Real Estate

1801 Douglas Drive

Sanford, NC 27330

(919) 774-6700, Ext. 5714

(919) 774-3329 (Fax number)

With Copy to:

SMITH, ANDERSON, BLOUNT, DORSETT,

MITCHELL, & JERNIGAN, L.L.P.

Attn: Francis C. Bagbey, Esq.

2500 Wachovia Capitol Center (Zip 27601)

P.O. Box 2611

Raleigh, NC 27602

(919) 821-6622

(919) 821-6800 (fax)

If to Title Company:

LANDAMERICA FINANCIAL GROUP, INC.

Attn: Jennifer Flynn

7557 Rambler Road, Suite 1200 L.B. #31

Dallas, TX 75231

(877) 273-1770

(214) 346-7146 (direct dial)

(877) 556-8112 (Fax number)

jflynn@landam.com (e-mail)

16 GENERAL PROVISIONS

16.1	Recitals

The Recitals set forth above commencing on Page 1 of this Agreement are incorporated herein by reference.

16.2	Gender; Number

The use of (i) the neuter gender includes the masculine and feminine and (ii) the singular number includes the plural whenever the context requires.

16.3	Captions

Captions in this Agreement are inserted for the convenience of reference only and do not define, describe, or limit the scope or the intent of this Agreement or any of its terms.

16.4	Exhibits

All attached exhibits are a part of this Agreement and are incorporated in full by this reference.

16.5	Entire Agreement

This Agreement contains the entire agreement between the parties relating to the Transaction and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Agreement.

16.6	Modification

No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless it is in writing and signed by the party against which the enforcement of the modification, waiver, amendment, discharge, or change is or may be sought.

16.7	Attorneys’ Fees

Should any party employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief, or other litigation, the prevailing party shall be entitled to receive from the other party or parties, reimbursement for all attorneys’ fees and all costs, including, but not limited to, service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding. The “prevailing party” means the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

16.8 Joint and Several Liability

If any party consists of more than one person or entity, the liability of each such person or entity signing this Agreement shall be joint and several.

16.9 Governing Law

This Agreement shall be construed and enforced in accordance with the laws of Delaware.

16.10 Time of the Essence

Time is of the essence of this Agreement and every provision hereof.

16.11 Severability

In the event any term, covenant, condition, or provision of this Agreement is held to be invalid, void, or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, or provision is invalid, void, or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, or provision of this Agreement.

16.12 Successors and Assigns

All terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors, and assigns.

16.13 Information Provided

Pantry warrants and represents that to the best of its knowledge and with independent investigation or inquiry with respect to information from third parties (other than in the ordinary course of Pantry’s due diligence with respect to the Transaction), all information Pantry has provided to RI is accurate and correct and Pantry acknowledges that RI has relied upon such information in entering into this Agreement.

16.14 Drafting

This Agreement shall not be construed more strictly against one party than the other because it may have been drafted by one of the parties or its counsel, each having contributed substantially and materially to the negotiation and drafting hereof.

16.15 No Agreement Until Accepted

RI’s delivery of unexecuted copies or drafts of this Agreement is solely for the purpose of review by the party to whom delivered and is in no way to be construed as an offer by RI nor in any way implies that RI is under any obligation to purchase the Membership Interest. When this Agreement has been executed by both RI and Pantry, it shall constitute a binding agreement to purchase the Membership Interests and lease the Properties upon the terms and conditions provided herein and RI and Pantry agree to execute all instruments and documents and take all actions as may be reasonably necessary or required in order to consummate the purchase and lease of the Properties as contemplated herein.

THE REMAINDER OF THIS PAGE WAS LEFT BLANK INTENTIONALLY.

16.16 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one agreement. Any signature on a copy of this Agreement or any document necessary or convenient thereto sent by facsimile or electronic transmission shall be binding upon transmission and the electronic or facsimile copy may be utilized for the purposes of this Agreement.

RI:		PANTRY:

RI TN 1, LLC, a Delaware limited liability company		THE PANTRY INC., a Delaware corporation

By:	REALTY INCOME CORPORATION, a Maryland corporation its sole and managing member

By:	/s/ Michael R. Pffeifer	By:	/s/ Steven Ferreira

	Executive Vice President, General Counsel		Senior Vice President, Administration

Date:	10-9-2003	Date:	10-9-2003

TITLE COMPANY:

RI TN 2, LLC, a Delaware limited liability company		LANDAMERICA FINANCIAL GROUP, INC.

By:	REALTY INCOME CORPORATION, a Maryland corporation its sole and managing member

By:	/s/ Michael R. Pffeifer	By:	/s/ Jennifer Flynn

	Executive Vice President, General Counsel		Escrow Officer of National Accounts

Date:	10-9-2003	Date:	10-9-2003

RI (Continued)

RI GA 1, LLC, a Delaware limited liability company

By:	REALTY INCOME CORPORATION, a Maryland corporation its sole and managing member

By:	/s/ Michael R. Pffeifer

Executive Vice President, General Counsel

Date:	10-9-2003

CRESTNET 1, LLC, a Delaware limited liability company

By:	CREST NET LEASE, INC., a Delaware corporation its sole and managing member

By:	/s/ Richard G. Collins

President

Date:	10-9-2003